As filed with the Securities and Exchange Commission on December 8, 2009
Registration No. 333- 127232

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
VOYAGER LEARNING COMPANY
(Exact Name of registrant as specified in its charter)

DELAWARE	36-3580106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1800 Valley View Lane, Suite 400
Dallas, Texas 75234-8923
(214) 932-9500
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
2003 Proquest Company
Strategic Performance Plan
(Full title of the plan)
Todd W. Buchardt
General Counsel and Secretary
Cambium Learning Group, Inc.
1800 Valley View Lane, Suite 400
Dallas, Texas 75234-8923
(214) 932-9500
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

SIGNATURES

DEREGISTRATION OF SHARES
     The Registration Statement on Form S-8 (Registration No. 333-127232) (the “Registration Statement”) of Voyager Learning Company, a Delaware corporation (“Voyager”), pertaining to the registration of 1,900,000 shares of common stock, par value $0.001 per share, of Voyager (“Common Stock”), as such amounts may have increased for any stock split, stock dividend, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to stockholders other than a normal cash dividend or similar adjustment to the outstanding Common Stock, to which this Post-Effective Amendment No. 1 relates, was originally filed with the Securities and Exchange Commission on August 5, 2005.
     On June 20, 2009, Cambium Learning Group, Inc. (“Holdings”), Voyager, Vowel Acquisition Corp. (“Voyager Merger Sub”), VSS-Cambium Holdings II Corp., Consonant Acquisition Corp., and Vowel Representative, LLC, entered into an Agreement and Plan of Mergers (the “Merger Agreement”), pursuant to which Holdings effected a business combination of Voyager and Cambium Learning, Inc. (“Cambium”).
     On December 8, 2009 (the “Effective Time”), Voyager Merger Sub was merged with and into Voyager, with Voyager continuing as the surviving corporation and a wholly owned subsidiary of Holdings (the “Merger”). At the Effective Time, each outstanding share of Common Stock (other than shares of common stock held directly or indirectly by Voyager, Cambium or Holdings (which were cancelled as a result of the Merger) and shares with respect to which appraisal rights were properly exercised and not withdrawn) was automatically converted into the right to receive at the election of each stockholder, either (i) $6.50 in cash, without interest, or (ii) one share of common stock of Holdings, plus, regardless of the election made, additional consideration consisting of cash and a contingent value right, as described in the Merger Agreement.
     As a result of the Merger, Voyager has terminated all offerings of Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by Voyager in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering, Voyager hereby removes from registration all shares of Common Stock registered under the Registration Statement which remained unsold as of the Effective Time.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 8, 2009.

VOYAGER LEARNING COMPANY
By:	/s/ Todd W. Buchardt
Todd W. Buchardt
General Counsel and Secretary